THIS AGREEMENT is made this 11th day of April 2006

BETWEEN:

1.	RESOURCE FINANCE & INVESTMENT LIMITED of World Trade Center, 10 route de l’aeroport, P.O. Box 691, 1215 Geneva, Switzerland (“RFI”);
2.	RUBIROSA LIMITED of 52 Ord Street, West Perth, Western Australia (“Rubirosa”).

RECITAL:

The Parties hereby record the terms and conditions on which they have agreed to proceed to effect the acquisition of Oregon by Rubirosa.

NOW THIS AGREEMENT WITNESSES and the Parties covenant and agree as follows:

1.	INTERPRETATION
1.1	In this Agreement unless the context or subject matter otherwise requires:

“Agreement” and “this Agreement” means the agreement between the Parties hereby constituted by this document;

“ASIC” means the Australian Securities & Investments Commission;

“ASX” means Australian Stock Exchange Limited (ACN 008 624 691);

“ASX Requirements” means those of the requirements of the Listing Rules (particularly Chapters 1 and 2) which (subject to any waivers that may be obtained) are required to be complied with in order for Completion to occur as contemplated by this Agreement and for Rubirosa to be admitted to the Official List and for Shares to be granted quotation on ASX;

“Board” means the board of directors of Rubirosa as constituted from time to time;

“Capital Raising” means an issue of up to 50 million Shares at a price of 20 cents each (in cash) and “Capital Raising Shares” has a corresponding meaning;

“CIP” means Capital Investment Partners Pty Ltd (ACN 110 468 589);

“Completion” means completion of all of the transactions contemplated by this Agreement pursuant to and in accordance with this Agreement which, subject to the conditions of this Agreement, must occur by the Completion Date;

“Completion Date” means the date Completion occurs which must be the later of:

(a)	30 June 2006;
(b)	such date thereafter as may be required pursuant to clause 3.1(e); or

118905

(c)	such other date as the Parties may agree in writing;

“Consideration Securities” means:

(a)	70,000,000 Shares to be issued to RFI on Completion; and
(b)	30,000,000 Performance Shares to be issued to RFI on Completion.

“Current Directors” means the members of the Board as at the Execution Date;

“Due Diligence” means investigations and enquiries into the financial, corporate and technical aspects of the assets, liabilities and businesses of each of the Parties, including, without limitation, in relation to Oregon and the Oregon Assets investigations and enquiries into:

(a)	the tenure of any land and mining title or interests owned or leased by Oregon ;
(b)	the value of the land to be acquired by Teck-Cominco;
(c)	the approval processes required to be completed to enable Oregon to commence mining and production;
(d)	the rehabilitation and environmental issues associated with the Land and the South Oregon Mineral Sands project and the proposed mining and production activity to be carried out thereon;
(e)	the financial standing of Oregon;
(f)	the geological and metallurgical merits of the South Oregon Mineral Sands project;
(g)	tax and repatriation of profits issues; and
(h)	a review of all current and proposed contractual arrangements.

“Encumbrance” includes any mortgage, pledge, charge, lien, assignment, third party right or interest, hypothecation, security interest, title, retention, preferred right, or trust arrangements and any other security agreement or arrangement of any kind given or arising by way of security for the payment of money or the performance of some other obligation;

“Execution Date” means the date that this Agreement is executed by the last of the Parties who executes it;

“Existing Partly Paid Shares” means 3,112,500 ordinary shares on issue in the capital of Rubirosa on the Execution date, each paid to 1 cent with 15 cents payable on call;

“Existing Shares” means the 5,012,500 Shares on issue on the Execution Date;

118905	2

“Existing Options” means 4,062,500 options to subscribe for Shares (exercisable at 20 cents each) granted by Rubirosa as at the Execution Date;

“Force Majeure Event” means any unforeseen material adverse occurrence or circumstance as a result of which Oregon’s activities in relation to the Oregon Assets are delayed without interruption for one month or longer and that is beyond the reasonable capacity of Oregon to prevent, control or avoid, including an act of war (whether declared or not) or terrorism, the mobilisation of armed forces, civil commotion or riot, protest action, natural disaster, lightning, fire, earthquake, storm, flood, drought, disease, explosion, currency restriction, embargo, or a failure of a supplier, public utility or common carrier;

“GL” means Grant Lithgow;

“Land” means the land comprising the Southern Oregon Mineral Sands project and situated near Coos Bay in southwest Oregon;

“Meeting” means a general meeting of the holders of Shares to approve of the acquisition of Oregon by Rubirosa in the terms contemplated by this Agreement, the change of Rubirosa’s name to “Industrial Minerals Corporation Limited” and all other resolutions that are required to be passed to enable Completion to be effected;

“Notice of Meeting” means a notice convening the Meeting and the corresponding explanatory information that is required to accompany that notice which shall include such proposed resolutions and information as required by law in order for Completion to occur;

“Official List” means the official list of ASX;

“Option” means an option to acquire a Share and “Optionholder” means the holder of an Option;

“Oregon” means Oregon Resource Corporation Inc.;

“Oregon Assets” means the following assets owned or leased by Oregon as at the Execution Date:

(a)	the Southern Oregon Mineral Sands project comprising 2,616 acres of leased terraced mineral sands properties near Coos Bay, Oregon; and
(b)	a Pilot Plant and ancillary equipment,

and where the context requires includes any additional assets acquired or leased by Oregon after the Execution Date and prior to Completion.

“Oregon Shares” means ordinary fully paid shares in the capital of Oregon;

“Party” means a party to this Agreement and “Parties” has a corresponding meaning;

118905	3

“Performance Hurdle” has the meaning given in clause 14;

“Performance Share” means a share in the capital of Rubirosa on the terms and conditions set out in Annexure “C”

“Pre IPO Capital Raising” means an issue of up to 10 million Shares at a price of 16 cents each (in cash) with a one for two free attaching Option exercisable at 20 cents and expiring 31 December 2009 and “Pre IPO Capital Raising Shares” and “Pre IPO Capital Raising Options” has a corresponding meaning;

“Prospectus” means a prospectus (with a minimum cash subscription level of $8,000,000 million and under which the Board reserves the right to accept oversubscriptions of up to $2,000,000) to be issued by Rubirosa under the Corporations Act in respect of the Capital Raising;

“Share” means an ordinary fully paid share in the capital of Rubirosa and “Shareholder” means the holder of a Share.

1.2	References in this Agreement to clauses are to clauses of this Agreement.
1.3	References in this Agreement to currency are, unless expressly stated otherwise, to the currency of Australia.
1.4	Headings in this Agreement are for ease of reference only.
1.5	In this Agreement the singular includes the plural and vice versa.
2.	GENERAL PURPOSE

2.1

The Parties acknowledge that they wish to effect the purchase of Oregon by Rubirosa and the admission of Rubirosa to the Official List and the granting of permission for Shares to trade on ASX and that the various steps outlined in and contemplated by this Agreement are designed to effect that outcome, the ultimate objectives being that:

(a)	The conditions in clause 3.1 are fulfilled;
(b)	The steps in clause 4 are taken;
(c)	At Completion Rubirosa owns 100% of Oregon in consideration of the issue of the Consideration Securities by Rubirosa to RFI at Completion;

118905	4

(c)	The capital structure of Rubirosa at Completion will be as follows:
	Completion Share Structure
Capital Structure	Number	$	%

Current Shares	8,125,000	466,875	4.76
Pre IPO Capital Raising Shares	10,000,000	1,600,000	5.86
RFI Consideration Shares - Shares	70,000,000	Nil	41.02
RFI Consideration Shares – Performance Shares	30,000,000	Nil	17.58
Prospectus Shares	50,000,000	10,000,000	29.30
CIP success fee Shares	2,000,000	Nil	1.17
GL introduction fee Shares	500,000	Nil	0.29
Total Shares on Issue	170,625,000	12,066,875	100.00

Current Rubirosa Options	4,062,500	Nil	15.22
Pre IPO Capital Raising Options	5,000,000	Nil	18.74
ESOP (10% of Issued Capital)	17,625,000	Nil	66.04
Total Options on Issue	26,687,500	Nil	100.00

(d)	The Board of Rubirosa will be reconstituted at Completion as contemplated by clause 11(e);
(e)

The consolidated financial position of Rubirosa as at Completion will be as contemplated by consolidating the balance sheet referred to in clause 7.1(b) with the balance sheet from which the net amount specified in clause 10.2 is derived;

(f)	From Completion Rubirosa will change its name to “Industrial Minerals Corporation Limited”

and subject to the express allocation of responsibilities herein, Rubirosa and RFI agree to use all reasonable efforts to achieve the above.

3.	CONDITIONS
3.1	The obligations of the Parties under this Agreement are conditional upon:
(a)	neither Party being given notice from the other Party that its Due Diligence enquiries are unsatisfactory by 30 April 2006;
(b)	the receipt of funds in connection with the Pre IPO Capital Raising by no later than 21 April 2006;
(c)	the issue of securities in connection with the Pre IPO Capital Raising being completed by no later than 21 April 2006;
(d)	the guarantee to be entered into under clause 8 of this Agreement to be enforceable under Australian law, and the form of the guarantee to otherwise be agreed to prior to 30 April 2006;

118905	5

(d)	the Meeting being held by no later than 31 May 2006 and the passage of all resolutions at the Meeting;
(e)

the agreement for the acquisition by Oregon of land from Teck - Cominco referred to in clause 4A below becoming free of all conditions prior to 30 June 2006 or such later date as either Party may reasonably require to allow for such conditions to be fulfilled;

(f)	the Capital Raising being completed by no later than the Completion Date;
(g)	the satisfaction of all of the ASX Requirements by no later than the Completion Date;
(h)	no election being made prior to Completion;
(i)	15 cents being called and paid in full prior to Completion in respect of all of the Existing Partly Paid Shares;
3.2	RFI will use all reasonable endeavors to assist with the satisfaction of the conditions in clauses 3.1.
3.3	Rubirosa will use all reasonable endeavors to assist with the satisfaction of the conditions in clauses 3.1.
3.4

The condition set out in clause 3.1(e) is for the benefit of Rubirosa, and may only be relied on or waived by Rubirosa. The conditions set out in clauses 3.1 (a) to (d) and (f) to (i) are for the benefit of all parties, and may only be waived if the parties so agree in writing.

3.5

If the conditions referred to above in clause 3.1 are not satisfied or varied or waived by written agreement between the Parties on or before the date specified in clause 3.1 for satisfaction of the conditions, then this Agreement, all transactions contemplated by this Agreement and all rights and obligations under this Agreement automatically terminate and lapse on that date.

4.	STEPS

The Parties agree that in addition to the steps the subject of the conditions referred to in clause 3.1, the following steps will be taken:

(a)	the Notice of Meeting being despatched by no later than 30 April 2006 or such later date as may be required given the need for any independent technical reports; and
(b)	the Prospectus being lodged with ASIC by no later than 30 April 2006, or such later date as the Parties agree in writing.

118905	6

4A	TECK

It is acknowledged that the terms of this Agreement are conditional upon Oregon entering into an agreement for an injection of land from Teck – Cominco to the value of up to US$3 million for the price of up to US$3 million payable as to $500,000 in cash and the balance by promissory note over two years, to be issued by Oregon.

5.	ELECTION
5.1	If, prior to Completion:
(a)

there is in the reasonable opinion of Rubirosa formed following consultation with RFI and with the brokers appointed to assist with the Capital Raising no reasonable likelihood of the minimum subscription for the Capital Raising (ie $8,000,000) being successfully completed by the Completion Date; or

(b)	a material breach of any of the warranties or any of the covenants on the part of RFI under this Agreement occurs then the Board can by notice to RFI terminate this Agreement with immediate effect.

5.2	If, prior to Completion:
(a)

there is in the reasonable opinion of RFI formed following consultation with Rubirosa and with the brokers appointed to assist with the Capital Raising no reasonable likelihood of the minimum subscription for the Capital Raising (ie $8,000,000) being successfully completed by the Completion Date; or

(b)	a material breach of any of the warranties or any of the covenants on the part of Rubirosa under this Agreement occurs then RFI can by notice to Rubirosa terminate this Agreement with immediate effect.

6.	CAPITAL RAISING
6.1

Whilst Rubirosa will use all reasonable endeavours to procure that the Pre IPO Capital Raising and the Capital Raising is completed it is acknowledged that nothing in this Agreement imposes any financial obligation on the Current Directors in that regard.

6.2

RFI acknowledge that the proposed directors of Rubirosa will be required to be a party to the Prospectus, on the condition that they are satisfied that the Prospectus has been properly constituted and verified.

118905	7

7.	WARRANTIES – RFI
7.1	RFI hereby warrants to Rubirosa that:
(a)	the audited balance sheet of Oregon as at 31 December 2005 is as set out in Annexure “A” and is accurate and complete and not misleading;
(b)	the unaudited consolidated balance sheet of Oregon at Completion will be as set out in Annexure “B”
(c)	to the best of their knowledge, no meeting of securityholders of Oregon is required in order to effect Completion;
(d)

to the best of their knowledge, insofar as Oregon is concerned, there are no regulatory approvals or other third party approvals required to be obtained for any reasons in order for Completion to occur.

(e)	Oregon will at Completion be the legal and beneficial owner free of all Encumbrances of the Oregon Assets.
(f)

RFI will own immediately prior to Completion legally and beneficially all right, title and interest in the Oregon Shares free of encumbrances and the Oregon Shares will constitute all securities in Oregon.

7.2	RFI will notify Rubirosa and the Current Directors in writing if prior to Completion it becomes aware of any breach or inaccuracy of any of the warranties in this clause 7.
7.3

RFI will indemnify Rubirosa and agree to keep Rubirosa forever indemnified against and held harmless from any loss, damage, payment or expense whatsoever that Rubirosa may suffer, incur or pay as a result of a breach of any of the warranties of RFI in this Agreement.

7A.	WARRANTIES – RUBIROSA
7A.1	Rubirosa hereby warrants to RFI that:
(a)	the unaudited balance sheet of Rubirosa as at 31 December 2005 is as set out in Annexure “D” and is accurate and complete and not misleading;
(b)	based on the unaudited consolidated balance sheet of Oregon as set out in Annexure “B”, the unaudited consolidated balance sheet of Rubirosa at Completion will be as set out in Annexure “E”
(c)	the capital structure of Rubirosa as at the Execution Date is as set out in Annexure “F”
(d)	Rubirosa has not conducted any business since incorporation; and
(e)	Rubirosa has not traded since incorporation.

118905	8

7A.2	Rubirosa will notify RFI in writing if prior to Completion it becomes aware of any breach or inaccuracy of any of the warranties in this clause 7A.
7A.3

Rubirosa will indemnify RFI and agree to keep RFI forever indemnified against and held harmless from any loss, damage, payment or expense whatsoever that RFI may suffer, incur or pay as a result of a breach of any of the warranties of Rubirosa in this Agreement.

8.	PRE IPO CAPITAL RAISING

Following completion of the Pre IPO Capital Raising and subject to the Due Diligence condition referred to in clause 3.1(a) being fulfilled by the date specified in clause 3.1(a), Rubirosa will advance to Oregon either $1,500,000 or 95% of thenet proceeds raised under the Pre IPO Capital Raising, whichever is less, to be applied by Oregon for working capital requirements prior to Completion and RFI will at the time of the advance provide a written guarantee to Rubirosa in a form that is acceptable to Rubirosa guaranteeing the repayment of the funds advanced by Rubirosa to Oregon in the event Completion does not occur by the Completion Date.

9.	CIP MANDATE

It is acknowledged that Rubirosa intends to engage CIP in respect of the transactions contemplated by this Agreement to act as financial and corporate advisor to Rubirosa on terms and conditions to be agreed by RFI, including the requirement that any Shares to be issued to CIP under the terms of engagement are to be subject to a trading restriction of the nature contemplated by clause 12.1, whether required by RFI, Rubirosa or ASX and Rubirosa will request CIP to execute whatever instruments RFI, Rubirosa or ASX may require to record the restriction.

10.	PRE-COMPLETION/COMPLETION
10.1

Until Completion, unless RFI and Rubirosa otherwise agree in writing, Rubirosa must carry on only such operations as it has disclosed herein which constitute ordinary course of business and Rubirosa will not, except as required by this Agreement or necessary or desirable to effect the transactions contemplated by this Agreement:

(a)	increase, reduce or otherwise alter its share capital or grant any options for the issue of shares of other securities;
(b)	alter the provision of its constitution;
(c)	dispose of all or a substantial part of any of its assets;
(d)	buy back any of its shares;

(e)	enter into any abnormal or unusual transactions which relate to or adversely affect its business;
(f)	make any distribution with respect to its share capital;

118905	9

(g)	create or permit to exist any Encumbrance over any of its property;
(h)	incur any obligation (whether present or future, actual or contingent) to pay or deliver any money or commodity under or in respect of any financial accommodation or guarantee any such obligation;
(i)	incur any capital expenditure; and
(j)	dispose of, declare a trust over or otherwise create an interest in any of its property.

10.2

Without limiting clause 10.1 and 7A.1(b), Rubirosa covenants that immediately prior to Completion and exclusive of any impact of this Agreement, Rubirosa will have net of liabilities cash plus current receivables of at least $400,000.

11.	COMPLETION

Completion will occur on the Completion Date by the occurrence of each of the following events:

(a)	the conditions in clause 3.1 having been fulfilled;
(b)	the issue of the Capital Raising Shares;
(c)	the issue of the Consideration Securities in exchange for a transfer from RFI of all of the issued Oregon Shares;
(d)	ASX having granted permission for Shares to be granted quotation on ASX subject only to conditions that are reasonably within the capacity of Rubirosa to achieve within a reasonable time thereafter;
(e)

the Board will be reconstituted to comprise Jeremy Shervington (Chairman), Michael Brickell (Deputy Chairman) Alec Pismiris (Director), Philip Garratt (Director and Chief Executive Officer), Cheryl Wilson (Director), Dan Smith (Director and Chief Operating Officer) and any additional person that they may agree upon.

12.	CONSIDERATION SECURITIES
12.1

The Parties acknowledge that ASX may require the Consideration Securities to be subject to trading restrictions under the ASX Listing Rules for a period of up to 24 months which means that during the relevant period, RFI may not be able to dispose of, or agree or offer to dispose of the Consideration Securities, or create, or agree or offer to create, any security interest in the Consideration Securities, or do or omit to do, any act or omission that would have the effect of transferring effective ownership or control of the Consideration Securities.

118905	10

12.2	RFI agrees to execute whatever instruments ASX may require to record any restriction of the nature contemplated by clause 12.1.
13.	PERFORMANCE SHARES
13.1

Each of the Performance Shares will automatically convert to one Share on the achievement of the Performance Hurdle and Rubirosa must apply for the quotation of each Share within the time frame specified in the ASX Listing Rules.

13.2

If the Performance Hurdle is not achieved, the Performance Shares will be cancelled or bought back by Rubirosa in accordance with procedures and approvals that will be put into place and approved at the Meeting..

14.	PERFORMANCE HURDLE
14.1

Subject to clause 14.3, the Performance Hurdle is the achievement by Oregon as recorded in its audited accounts for the financial year ending 31 December 2008 of net profit after tax (after adjusting for depreciation and other similar non-cash items) of $5,000,000.

14.2	For the purposes of calculating the Performance Hurdle in clause 14.1 above, the accounts will be audited by the auditor of Rubirosa and will be prepared:
(a)	on the sole entity, Oregon; and
(b)	in accordance with applicable Australian accounting standards and the Corporations Act, and will not include any debt funding put in place after Completion or any funds raised from the issue by the Company of any securities after Completion, the intent being that the funding base for Oregon for this purpose will be limited to the funds from the Pre IPO Capital Raising and the Capital Raising.

14.3

If prior to 31 December 2008 Oregon is affected by a Force Majeure Event or if Completion is delayed through no fault of RFI or Oregon or if the Parties agree to extend the Completion Date, then the time for achieving the Performance Hurdle will be extended to the end of the next immediate financial quarter after adding the period of the Force Majeure Event, or delay, or the extension as the case may be to 31 December 2008.

14.4

If a dispute arises between RFI and Rubirosa in relation to the calculation of the Performance Hurdle, RFI or Rubirosa may give a notice to the other Party stating the existence and nature of the dispute and nominating an independent Australian accounting firm to review the accounts prepared in accordance with clause 12.2 for the purpose of resolving the dispute. Unless the other Party objects to the firm nominated in the notice, RFI and Rubirosa must as soon as practicable submit the dispute to the firm nominated in the notice for consideration and adjudication by that firm. The expenses of the firm in considering the dispute will be borne by Rubirosa.

118905	11

14.5

Clause 14.4 does not require RFI and Rubirosa to submit to the adjudication by the firm nominated in a notice given under clause 14.4 and clause 14.4 does not derogate in any way from any other rights a Party may have under this Agreement.

15.	COVENANT

The Parties acknowledge and agree that until either the achievement of the Performance Hurdle or the cancellation of the Performance Shares, it will procure that Oregon will not establish or operate any other business other than the development of the Oregon Assets. It is acknowledged that the intention of this clause is to ensure that the underlying assets of Oregon for the purposes of preparing and finalising the accounts referred to in clause 14.1 comprise only the Oregon Assets.

16.	POST COMPLETION

It is acknowledged that post Completion (or prior to Completion, subject to Completion) the Board may establish an appropriate employee share/option plan in respect of officers and employees of Rubirosa under which Options over Shares representing up to 10% of the Company’s issued capital at Completion may be issued to officers and employees as Options under the plan on the following principal terms and conditions:

(a)	25% of the Options will be exercisable at 20 cents expiring 2 years after their issue;
(b)	50% of the Options will be exercisable at 25 cents expiring 3 years after their issue; and
(c)	25% of the Options will be exercisable at 30 cents expiring 4 years after their issue.
17.	TERMINATION

If a material breach of any of the warranties or any of the covenants on the part of Rubirosa under this Agreement occurs, then RFI can by notice to the Board of RFI terminate this Agreement with immediate effect.

18.	COMPLIANCE WITH LAWS

It is acknowledged that the transactions contemplated by this Agreement will be given effect to in such a way to ensure that nothing to be done under the Agreement would contravene the Corporations Act, the ASX Listing Rules or the Constitution of Rubirosa and all necessary approvals will be sought to ensure that the transactions contemplated by this Agreement are effected accordingly.

118905	12

19.	COSTS AND STAMP DUTY

Subject as otherwise provided in this Agreement, Rubirosa will bear the costs associated with the Pre IPO Capital Raising, the Capital Raising and the preparation of the Prospectus.

Subject as otherwise provided in this Agreement each Party will bear its own costs in respect of this Agreement. Rubirosa will pay any stamp duty or similar duty incurred in connection with this Agreement including the acquisition by Rubirosa of all of the Oregon Shares.

20.	CONFIDENTIALITY
20.1	Rubirosa may at its discretion release information to ASX regarding this Agreement but it will consult with RFI as to the terms on which such information is released.
20.2	It is acknowledged that Rubirosa will disclose information regarding this Agreement in the Prospectus.
21.	GOVERNING LAW

This Agreement will be construed under the laws of Western Australia and the Parties hereby submit to the non-exclusive jurisdiction of the Courts thereof.

22.	FORMAL AGREEMENT

The Parties acknowledge that this Agreement is legally binding in accordance with its terms. Each Party shall promptly execute all documents and do all things that any other Party from time to time reasonably requires of it to effect, perfect or complete the provisions of this Agreement and the transactions contemplated by it including if considered necessary a standard form of share sale agreement.

23.	COUNTERPARTS

This Agreement may be executed in any number of counterparts. All counterparts (including facsimile versions) together will be taken to constitute one instrument.

118905	13

24.	ENTIRE AGREEMENT

This Agreement expresses the entire understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior agreements with respect to the subject matter hereof.

EXECUTED by the Parties.

EXECUTED by RESOURCE	)
FINANCE & INVESTMENT LIMITED	)

____________________________________

Director

____________________________________

Director/Secretary

EXECUTED by RUBIROSA LIMITED	)
under Section 127 of the Corporations Act	)

____________________________________

Director

____________________________________

Director/Secretary

118905	14

ANNEXURE “A”

OREGON

BALANCE SHEET

AS AT 31 DECEMBER 2005

$US
CURRENT ASSETS
Cash	18,501
NON CURRENT ASSETS
Land	150,000
Deferred property expenditure	611,944
Field Equipment	311,981
Plant & equipment	604
TOTAL ASSETS	1,093,030

CURRENT LAIBILITIES
Accounts payable	143,542
Accured liabilities	947
Loan from related party	4,883,035
TOTAL LIABILITIES	5,027,524

NET ASSETS	(3,934,494)

SHAREHOLDERS’ EQUITY
Share capital	10.000
Reserves	150,000
Accumulated losses	(4,094,494)
TOTAL SHAREHOLDERS’ EQUITY	(3,934,494)

118905

ANNEXURE “B”

OREGON

COMPLETION DATE BALANCE SHEET

CURRENT ASSETS
Cash
TOTAL CURRENT ASSETS
NON CURRENT ASSETS Exploration properties
TOTAL NON CURRENT ASSETS
TOTAL ASSETS
CURRENT LIABILITIES
TOTAL CURRENT LIABILITIES
NET ASSETS

SHAREHOLDERS EQUITY
Share capital
Accumulated losses
TOTAL SHAREHOLDERS EQUITY

ANNEXURE “C”

PERFORMANCE SHARES

TERMS AND CONDITIONS

(a)	The Performance Shares are a separate class of shares in Rubirosa that will convert into Shares on satisfaction of the Performance Hurdle.

(b)

If the Performance Hurdle is achieved, each Performance Share will, subject to clause (d) below, automatically convert to one Share which will have the same rights as, and rank equally with, other Shares then on issue and Rubirosa will apply for the quotation of the Shares so created within the time frame specified in the ASX Listing Rules.

(c)	Subject to the Listing Rules, holders of Performance Shares:

(i)	have the right to receive dividends or other distributions of capital in Rubirosa equal to the holders of Shares;

(ii)	have the right to receive notices and attend general meetings of Rubirosa, and the same voting rights as holders of Shares; and

(iii)	on a voluntary winding up, have the same entitlements as holders of Shares and on any other winding up, have no entitlements.

(d)

If there is a variation of the issued capital of Rubirosa including a capitalization or rights issue, sub-division, consolidation or reduction of share capital, the number of the Performance Shares may be adjusted in the same manner and proportion as Shares and in accordance with the Listing Rules (if applicable) and in any case in a manner which will not result in any benefits being conferred on the holder which are not conferred on Shareholders.

(e)

In the event that a takeover bid is made in respect of the securities of Rubirosa, the Performance Shares will remain the subject of the Performance Hurdle unless and until the party making any such bid has acquired:

(i)	the Performance Shares; and

(ii)	sufficient of the Shares to enable it to proceed to compulsory acquisition of the balance of the Shares,

in which case each Performance Share will, subject to clause (d) above, automatically convert to one Share which will have the same rights as, and rank equally with, other Shares then on issue (including the right to participate in any dividend declared or paid after the date of conversion) and Rubirosa will apply for the quotation of the Shares so created within the time frame specified in the ASX Listing Rules.

(f)	Application will not be made for the Performance Shares to be granted quotation by ASX.

(g)	The Performance Shares may only be transferred if the person acquiring the Performance Shares accepts all the terms and conditions of the Performance Shares, including the Performance Hurdle.

(h)	Subject to paragraph (d) above the terms of the Performance Shares are not able to be altered even with the sanction of a vote by members of Rubirosa.

ANNEXURE “D”

RUBIROSA

BALANCE SHEET

AS AT 31 DECEMBER 2005

$A
CURRENT ASSETS
Cash & Receivables	9,293
Receivables	132

TOTAL ASSETS	9,425

CURRENT LAIBILITIES
Accounts payable	5,000

TOTAL LIABILITIES	5,000

NET ASSETS	4,425

SHAREHOLDERS’ EQUITY
Share capital	17,663
Reserves	-
Accumulated losses	(13,238)
TOTAL SHAREHOLDERS’ EQUITY	(4,425)

ANNEXURE “E”

RUBIROSA

COMPLETION DATE BALANCE SHEET

$A
CURRENT ASSETS
Cash	11,205,864
Receivables	132
11,205,996
NON CURRENT ASSETS
Land	208,333
Deferred property expenditure	849,922
Field Equipment	433,307
Plant & equipment	839
Intangibles	4,820,575
6,312,976

TOTAL ASSETS	17,518,972

CURRENT LAIBILITIES
Accounts payable	204,364
Accured liabilities	1,315

TOTAL LIABILITIES	205,679

NET ASSETS	17,313,293

SHAREHOLDERS’ EQUITY
Share capital	23,882,215
Capital raising expenses	(896,000)
Reserves	13,875
Accumulated losses	(5,686,797)
TOTAL SHAREHOLDERS’ EQUITY	(17,313,293)

ANNEXURE “F”

RUBIROSA

CAPITAL STRUCTURE AS AT EXECUTION DATE

ISSUED SECURITIES	NUMBER

Ordinary fully paid shares	5,012,500

Partly Paid Shares (paid to one cent)	3,112,500

Options exercisable at 20 cents expiring 31 Dec 2009	4,062,500

EXECUTION VERSION

DATED    11th day of April 2006

RESOURCE FINANCE & INVESTMENT LTD

and

RUBIROSA LIMITED

AGREEMENT

JEREMY SHERVINGTON

Barrister & Solicitor

52 Ord Street

WEST PERTH	WA 6005

Telephone: (08) 9481 8760

Facsimile: (08) 9481 5142

Ref: JDS:20040032